Comdisco, Inc. and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
(dollars in millions)


                                                                                      Nine Months
                                                                                         Ended
                                                                                        June 30,   For the Years Ended September 30,
                                                                                      -----------   --------------------------------
                                                                                      1995   1994   1994   1993   1992   1991   1990
                                                                                      ----   ----   ----   ----   ----   ----   ----

Fixed charges
  Interest expense <F1> ...........................................................   $209   $203   $266   $295   $355   $371   $343

  Approximate portion of rental expense
    representative of an interest factor ..........................................      9     10     13     22     29     37     39
                                                                                      ----   ----   ----   ----   ----   ----   ----

  Fixed charges ...................................................................    218    213    279    317    384    408    382

  Preferred stock dividends <F2>...................................................     10     11     15     11     --     --     --
                                                                                      ----   ----   ----   ----   ----   ----   ----
  Combined fixed charges and
    preferred stock dividends .....................................................    228    224    294    328    384    408    382

Earnings from continuing operations
  before income taxes and extraordinary item,
  net of preferred stock dividends ................................................    118    113     80    137     34    136    134
                                                                                      ----   ----   ----   ----   ----   ----   ----

Earnings from continuing operations before
  income taxes, extraordinary item, combined
  fixed charges and preferred stock dividend ......................................   $346   $337   $374   $465   $418   $544   $516
                                                                                      ====   ====   ====   ====   ====   ====   ====

Ratio of earnings to combined fixed charges
  and preferred stock dividends ...................................................   1.52   1.50   1.27   1.42   1.09   1.33   1.35
                                                                                      ====   ====   ====   ====   ====   ====   ====

Rental expense:
  Equipment subleases .............................................................   $ 20   $ 24   $ 30   $ 57   $ 77   $103   $109
  Office space, furniture, etc ....................................................      6      6      8      8     10      9      8
                                                                                      ----   ----   ----   ----   ----   ----   ----

     Total ........................................................................   $ 26   $ 30   $ 38   $ 65   $ 87   $112   $117
                                                                                      ====   ====   ====   ====   ====   ====   ====

     1/3 of rental expense ........................................................   $  9   $ 10   $ 13   $ 22   $ 29   $ 37   $ 39
                                                                                      ====   ====   ====   ====   ====   ====   ====

<F1>Includes  interest  expense  incurred  by  disaster  recovery  services  and included in disaster recovery services expenses on the statements of earnings.
<F2>There were no preferred  stock dividend  requirements  for fiscal years 1990 through 1992.